Exhibit 10.11

TERMINATION FACT SHEET/SEPERATION AGREEMENT

NAME: Bill Stephen

LAST DAY WORKED: September 15, 2008

Your employment with the company is being terminated.  Due to that even, you have rights to access certain benefits that are summarized below.

•                  COBRA – Your group health plan, which includes medical, dental and vision insurance, will end on October 31, 2008.  You will then have 60 days in which to make a decision about whether you want to continue insurance coverage under COBRA.  Within 30 days of the date your coverage ends, you will receive a letter from our COBRA carrier with information on the costs and enrollment forms.  All payments will be made directly to the COBRA Carrier.

•                  VACATION – 113.90 accrued but unused vacation will be paid out in one lump-sum payment in your final paycheck.

RETURN OF COMPANY PROPERTY: During the course of your employment, you have had access to confidential information and proprietary information (“Information”).  In consideration of the benefits received by you under this agreement, you agree to keep all Information strictly confidential and will not reveal any Information to any person nor use it for your own benefit.  On or before September 15, 2008, you will return, to JumpTV, all records and materials in your possession or under your control containing any information.  You also agree to return any keys or company issued equipment.

You will be paid through October 17, 2008.

In consideration of the benefits granted to you above: You hereby irrevocable and unconditionally release and discharge JumpTV, its owners and affiliates and their directors, officers, employees, former employees, and agents from any and all claims, liabilities, obligations, promises, actions, suits or demands of any nature, known or unknown, including, but not limited to, rights under Federal, state or local laws prohibiting age, sex, sexual orientation, race, disability, national origin, religion or other forms of discrimination, and claims growing out of any legal restriction on JumpTV’s right to terminate its employees which you have or may have accrued through this date.  You covenant not to sue JumpTV or any of its owners, and affiliates, and their directors, officers, employees, former employees, or agents in connection with any of the above released claims.  This release does not prohibit you from receiving Unemployment Compensation for which you may be entitled.  Without waiving any of the foregoing, this waiver shall irrevocably and unconditionally release your rights under the Age Discrimination in Employment Act, the Americas with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964.  You further agree to irrevocable waive any right to recover under any claim that may be filed by the Equal Employment Opportunity Commission with respect to your employment with JumpTV.

Both you and JumpTV each agree that the other has made no admission of any liability or wrong doing whatsoever.  This Agreement is knowingly and voluntarily entered into by each party.

This offer expires twenty-one (21) days after your receipt of this letter.

For a period of seven days after the date of execution of this Agreement, you have the right to revoke this Agreement.  The Agreement shall not be effective or enforceable until seven days after the date of execution, if not revoked by you prior hereto.

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.  The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other provisions shall remain fully valid and enforceable at the discretion of JumpTV.

Please confirm your understanding of our agreement by indicating in the space provided on the next page and returning one copy to me.

Sincerely,

/s/ Cynthia L. Primm
Cynthia L. Primm
Chief People Officer

The above accurately reflects the agreement regarding my separation from JumpTV, Inc.

By:

/s/ William Stephen	9/23/08
Signature	Date

William Stephen
Printed Name